Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274475

Prospectus Supplement No. 5

(To Prospectus dated October 28, 2024)

VinFast Auto Ltd.

64,041,969 Ordinary Shares

This prospectus supplement amends and supplements the prospectus dated October 28, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-274475). The Prospectus relates to: (i) the offer and sale, from time to time, by the selling securityholders named therein, or their pledgees, donees, transferees, or other successors in interest, of an aggregate of 60,720,967 ordinary shares in the capital of VinFast Auto Ltd., a public company incorporated under the laws of Singapore (Company Registration No: 201501874G), no par value (“ordinary shares”), and (ii) the issuance from time to time by us of up to 3,321,002 ordinary shares issuable upon the exercise of up to 3,321,002 warrants. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per ordinary share.

This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained herein. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols, “VFS” and “VFSWW.” On December 10, 2024, the last reported sale price of our ordinary shares and warrants as reported on Nasdaq was $4.57 per ordinary share and $0.55 per warrant, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 11, 2024

VinFast Auto Ltd. (“VinFast”) delivered more than 16,000 electric vehicles (“EVs”) to customers in Vietnam during November, representing a more than 40% increase compared to October and bringing VinFast's deliveries to more than 67,000 EVs in Vietnam alone since the beginning of the year. This solidifies VinFast's leading position in the Vietnam market, based on data from the Vietnam Automobile Manufacturers' Association, Thanh Cong Group and Company internal data (for VinFast only).